Exhibit (g)(iv)

December 1, 2017

Kelly M. Carroll

The Bank of New York Mellon

135 Santilli Highway

Everett, MA 02149

Re:     Custody Agreement – Additional Fund

Dear Ms. Carroll:

Pursuant to Section 10.12 and/or 10.13 of the Custody Agreement dated as of January 1, 2011 between each investment company listed on Schedule 1 thereto and The Bank of New York Mellon (the “Custodian”), please be advised that the following investment company desires to have the Custodian render services under the terms of the Agreement as custodian as of the effective date indicated:

Effective Date

Dreyfus Institutional Liquidity Funds	12/1/2017
- Dreyfus Treasury and Agency Liquidity Money Market Fund

Enclosed please find Schedule 1 to the Agreement revised to reflect the addition of the new investment company.

Please indicate the agreement of The Bank of New York Mellon by having an authorized representative sign and date this letter and return it to the undersigned.

Sincerely,

Maureen E. Kane

Vice President and Secretary

The Dreyfus Family of Funds

Agreed to by The Bank of New York Mellon

By:                                                                                                Date:

Title:

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